MANAGED ACCOUNT SERIES:

HIGH INCOME PORTFOLIO

FILE  811-2763

ATTACHMENT  770

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	LIST OF UNDERWRITERS
12/7/2005	Galaxy Entertainment Finance 10% 12/15/10	250,000	250,000,000	Merrill Lynch (Singapore) Morgan Stanley
12/7/2005	Galaxy Entertainment Finance 9.88% 12/15/12	250,000	350,000,000	Merrill Lynch (Singapore) Morgan Stanley
12/15/2005	Susser Finance Corp 10.63% 12/15/13	500,000	170,000,000	Banc of America Merrill Lynch
1/20/2006	DRS Technologies 6.63% 2/1/16	250,000	350,000,000	Bear Stearns & Co. Inc Wachovia Securities Merrill Lynch & Co. Banc Of America Sec. LLC CIBC World Markets Jefferies & Company Ryan Beck & Co.
1/26/2006	NRG Energy Inc. 7.25% 2/1/14	400,000	1,200,000,000	Morgan Stanley Citigroup Lehman Banc of America Deutsche Bank Goldman Sachs Merrill Lynch
1/26/2006	NRG Energy Inc. 7.38% 2/1/16	375,000	2,400,000,000	Morgan Stanley Citigroup Lehman Banc of America Deutsche Bank Goldman Sachs Merrill Lynch
3/16/2006	Angiotcech Phamaceuticals Inc 7.75 4/1/14	250,000	$250,000,000	Credit Suisse Merrill Lynch & Co.
3/29/2006	Host Marriot	700,000	800,000,000	Gold Sachs & Co Banc of America Securities Deutsche Bank BNY Capital Markets Merrill Lynch Calyon Securities Citigroup RBS Greenwich Scotia Capital Societe General Wachovia Securities